Exhibit 5.3

CONSENT OF MIKE ROCKANDEL CONSULTING, LLC

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Amended and Restated Technical Report titled "Amended and Restated Technical Report for the Definitive Feasibility Study for Commercial Lithium Extraction Plant at LANXESS South Plant" dated July 23, 2025, which is included in, or incorporated by reference into, the Registration Statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

/s/ Mike Rockandel
Mike Rockandel, RM-SME President Mike Rockandel Consulting, LLC

Date: July 31, 2025